                                                                Exhibit 99.1

                     HERCULES REPORTS FIRST QUARTER RESULTS

WILMINGTON, DE, MAY 1, 2003 . . . Hercules Incorporated (NYSE: HPC) today reported net income before the cumulative effect of a change in accounting principle for the first quarter ended March 31, 2003 of $13 million, or $0.12 per diluted share. This compares with a net loss before the cumulative effect of a change in accounting principle of $212 million or $1.95 per diluted share for the same period in 2002.

Restructuring charges included in the results above were approximately $0.01 per diluted share in the first quarter 2003 and $0.02 per diluted share in the first quarter 2002.

Including the cumulative effect of changes in accounting principles in both years, net losses were $15 million or $0.14 per diluted share in the first quarter 2003 and $580 million or $5.32 per diluted share in the first quarter 2002. In the first quarter of 2003, the Company recorded a non-cash charge to earnings of $28 million or $0.26 per diluted share as required by the adoption of Statement of Financial Accounting Standards 143. In the first quarter of 2002, the Company recorded a non-cash charge to earnings of $368 million or $3.37 per diluted share for impairment of goodwill as required by the adoption of Statement of Financial Accounting Standards 142. Also, in the first quarter 2002, the Company recognized a loss on discontinued operations of $209 million or $1.92 per diluted share related to the sale of the BetzDearborn Water Treatment business.

Net sales in the first quarter 2003 were $441 million, an increase of 10% from the same period last year and a 4% increase compared to the fourth quarter 2002. Compared with the first quarter 2002, prices were flat while volume/mix had a 3% positive impact and rate of exchange had a 7% positive impact.

First quarter 2003 net sales compared to the same period in 2002 increased in all regions except Latin America; up 2% in North America, 24% in Europe, 15% in Asia Pacific, and down 12% in Latin America.

Profit from operations in the first quarter 2003 was $59 million compared to $54 million in the same period 2002, a 9% improvement. Profit from ongoing operations(1) in the first quarter 2003 was $58 million, a 21% improvement compared to first quarter 2002 on a comparable basis (refer to Table 2).


                                                                     (continued)

"In this difficult economic environment the people of Hercules continue to deliver solid operating performance," said Dr. William H. Joyce, Chairman and Chief Executive Officer. "Our improved results were achieved in the face of higher pension charges and higher energy and raw material costs. We remained focused on bringing value to our customers, increasing our competitive advantage and delivering significant financial improvement by upgrading operations, primarily through Work Process Redesign."

Interest and debt expense and preferred securities distributions were $34 million in the first quarter 2003, a decrease of $17 million compared to the first quarter 2002, due to lower outstanding debt balances resulting from asset sales.

Capital spending in the first quarter was $8 million. Cash outflows for restructuring in the first quarter were $10 million. Cash flow from operations in the first quarter was approximately $12 million.

SEGMENT RESULTS

In the Performance Products segment (Pulp and Paper, Aqualon), net sales in the first quarter grew 9% while profit from operations declined 3% versus the same quarter last year. Net sales were up 4% and profit from operations increased 2% compared to the fourth quarter 2002.

In the Pulp and Paper Division, net sales grew 7% compared to the first quarter 2002 and were flat compared to the fourth quarter 2002. Profit from operations decreased 16% compared to the first quarter 2002 and the fourth quarter 2002. Profit from operations in the first quarter 2002 includes $4 million from the water treatment business, previously a part of Pulp and Paper, which was sold with BetzDearborn. Both the North American and European paper industries were sluggish in the first quarter as a result of extended year-end shutdowns and curtailments due to wood chip supply shortages in the Southeastern U.S.

Aqualon's net sales increased 12% compared to the first quarter 2002 and increased 11% compared to the fourth quarter 2002. Profit from operations improved 6% and 17% compared to the first quarter 2002 and fourth quarter 2002, respectively. Volumes and rate of exchange drove the improved results.

In the Engineered Materials and Additives segment (FiberVisions, Pinova), net sales in the quarter increased 13% and 6% compared to the first quarter 2002 and the fourth quarter 2002, respectively. Profit from operations decreased $1 million compared to both the first quarter 2002 and the fourth quarter 2002.


                                                                     (continued)

First quarter 2003 net sales in FiberVisions increased 26% compared to the first quarter 2002 and increased 9% compared to the fourth quarter 2002. Profit from operations was flat compared to the first quarter 2002 and down $1 million compared to the fourth quarter 2002. Profits were impacted by higher polymer costs, partially offset by volume improvement and higher prices.

Pinova's first quarter net sales declined 12% compared to the first quarter 2002 and were flat compared to the fourth quarter 2002. Profit from operations was down $1 million versus the first quarter 2002 and was flat compared to the fourth quarter 2002. Lower sales and profits in the quarter were driven by lower volumes.

FIRST QUARTER CONFERENCE CALL

The Company will hold a teleconference for shareholders and analysts on May 1st beginning at 9 AM EST. To participate in the conference call, dial 973-339-3086 10 to 15 minutes prior to the call.

                                      # # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.



Media Contact:     John S. Riley     (302) 594-6025
Investor Contact:  Allen A. Spizzo   (302) 594-6491

HERCULES INCORPORATED
CONSOLIDATED STATEMENT OF INCOME

(Dollars in Millions, except per share data)                    (Unaudited)
TABLE 1                                                        THREE MONTHS
                        AS REPORTED                            ENDED MARCH 31
                                                               2003     2002

Net sales                                                     $ 441    $ 402
Cost of sales                                                   281      243
Selling, general and administrative expenses                     90       88
Research and development                                         10       10
Intangible asset amortization                                     2        2
Other operating (income) expense, net                            (1)       5
Profit from operations                                           59       54
Interest and debt expense                                        19       36
Preferred security distributions of subsidiary trusts            15       15
Other expense, net                                                4        4
Income (loss) before income taxes & equity income (loss)         21       (1)
Provision for income taxes                                        8        2
Income (loss) before equity income (loss)                        13       (3)
Equity in income (loss) of affiliated companies                  --       --
Net income (loss) from continuing operations before
  discontinued operations and cumulative effect of changes in
  accounting principle                                           13       (3)
Discontinued operations                                          --     (209)
Net income (loss) before cumulative effect of changes in
  accounting principle                                           13     (212)
Cumulative effect of changes in accounting principle, net
  of tax                                                        (28)    (368)
Net loss                                                      ($ 15)   ($580)
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
     Continuing operations                                     0.12    (0.03)
     Discontinued operations                                     --    (1.92)
     Cumulative effect of changes in accounting principle     (0.26)   (3.37)
     Net loss                                                 (0.14)   (5.32)
     Weighted average # of basic shares (millions)            109.5    109.0
     Weighted average # of diluted shares (millions)          109.7    109.0
Income (loss) before income taxes & equity income (loss)         21       (1)
Interest, debt expense and preferred security distributions      34       51
EBIT                                                             55       50
Depreciation and amortization(2)                                 23       22
EBITDA(3)                                                        78       72

SEGMENT DATA
Net Sales From Continuing Operations By Industry Segment
   Performance Products                                       $ 356    $ 327
   Engineered Materials and Additives                            85       75
           TOTAL                                              $ 441    $ 402
Profit From Continuing Operations By Industry Segment
   Performance Products                                       $  56    $  58
   Engineered Materials and Additives                             2        3
   Reconciling Items                                              1       (7)
           TOTAL                                              $  59    $  54


                                                                     (continued)

                                                                         (Unaudited)
TABLE 2

RECONCILIATION TO
ONGOING OPERATIONS                            THREE MONTHS                                THREE MONTHS
MARCH 31, 2003                            ENDED MARCH 31, 2003                        ENDED MARCH 31, 2002
--------------                            --------------------                        --------------------
                                  NET      BASIC &      PROFIT                   NET       BASIC &      PROFIT
(Dollars in Millions, except    INCOME     DILUTED       FROM                   INCOME     DILUTED       FROM
per share)                      (LOSS)       EPS      OPERATIONS    EBITDA      (LOSS)       EPS      OPERATIONS    EBITDA
                                ------       ---      ----------    ------      ------       ---      ----------    ------

FROM TABLE 1                    ($ 15)      ($0.14)     $  59       $  78       ($580)     ($5.32)      $  54       $  72
Discontinued operations            --          --          --          --         209        1.92          --          --
Cumulative effect of
  changes in accounting
  principle, net of tax            28        0.26          --          --         368        3.37          --          --
Income (loss) before
  discontinued operations
  and changes in accounting
  principle                     $  13       $0.12          --       $  78       ($  3)      ($0.03)        --       $  72

Restructuring costs(4)          $   1       $0.01       $   2       $   2       $   2       $0.02       $   3       $   3
Other gains and losses,
  net, related to divested
  businesses(4)                    --          --          --          --          (2)      (0.02)         (2)         (2)
Other(4)                           --          --          (3)         (1)          1        0.01           1           1
Subtotal                        $   1       $0.01       ($  1)      $   1       $   1       $0.01       $   2       $   2

ITEMS RELATED TO
  DISCONTINUED OPERATIONS(1)(4)
   Interest Expense                --          --          --          --       $  14       $0.13          --          --
   Distribution Agreement          --          --          --          --          (3)      (0.03)         (4)         (4)
   Corporate Costs                 --          --          --          --          (3)      (0.03)         (4)         (4)
Subtotal                           --          --          --          --       $   8       $0.07       ($  8)      ($  8)

Adjustment to statutory
  tax rate                         --          --          --          --       $   3       $0.03          --          --

ONGOING OPERATIONS(1)           $  14       $0.13       $  58       $  79       $   9       $0.08       $  48       $  66


(1) Ongoing operations and EBITDA are non-GAAP financial measures. The ongoing operations include Pulp and Paper, Aqualon, FiberVisions and Pinova. Unaudited profit from ongoing operations and EBITDA (earnings before interest, taxes, depreciation and amortization) exclude restructuring and other costs and includes the effects of the General Electric Specialty Materials "GESM" distribution agreement, which became effective on April 29, 2002.

     As a result of the BetzDearborn Water Treatment Business divestiture and corresponding debt repayment, there are certain costs that Hercules will no longer incur. Primarily, these costs are related to ESOP expense and certain corporate costs for personnel who supported the Water Treatment Business. Had these costs not existed in the three months ended March 31, 2002, profit and EBITDA from ongoing operations would be higher by $4 million.

     Includes an adjustment to interest expense in the three months ended March 31, 2002 to reflect paydown of debt with proceeds from the BetzDearborn Water Treatment business divestiture.

(2)  Net of amortization of debt issuance costs.

(3) Calculated as income from continuing operations before taxes plus interest expense, preferred security distributions, depreciation and amortization, net of amortization of debt issuance costs.

(4) These items have been taxed using a 38% effective tax rate for 2003 and a 35% statutory tax rate for 2002.